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                                                               Exhibit (a)(1)(D)

                            Bear, Stearns & Co. Inc.
                                      AND
                         BANC OF AMERICA SECURITIES LLC

                           OFFER TO PURCHASE FOR CASH

                     All Outstanding Shares of Common Stock
            (Including Associated Rights to Purchase Series A Junior
                         Participating Preferred Stock)

                                       of

                           E.W. Blanch Holdings, Inc.

                                       at

                              $13.50 Net Per Share

                                       by

                         Barrel Acquisition Corporation

                     A Wholly-Owned Indirect Subsidiary of

                            Benfield Greig Group plc

         THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT,
   NEW YORK CITY TIME, ON FRIDAY, MAY 25, 2001, UNLESS THE OFFER IS EXTENDED.


                                                                  April 30, 2001

To Brokers, Dealers, Banks,
Trust Companies and other Nominees

   We have been engaged by Barrel Acquisition Corporation, a Delaware corporation (the "Purchaser") and a wholly-owned indirect subsidiary of Benfield Greig Group plc, a public limited company incorporated under the laws of England and Wales ("Parent"), and Parent to act as a Co-Dealer Manager in connection with the Purchaser's offer to purchase all outstanding shares of common stock, par value $0.01 per share, of E.W. Blanch Holdings, Inc., a Delaware corporation (the "Company") (including the associated rights to purchase Series A Junior Participating Preferred Stock) (the "Shares"), at $13.50 per share, net to the seller in cash, without interest thereon, upon the terms and subject to the conditions set forth in the Purchaser's Offer to Purchase dated April 30, 2001 (the "Offer to Purchase"), and in the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the "Offer"). Please furnish copies of the enclosed materials to those of your clients for whom you hold Shares registered in your name or in the name of your nominee.

   Enclosed herewith are copies of the following documents:

     1. Offer to Purchase dated April 30, 2001;

     2. Letter of Transmittal to be used by shareholders of the Company in accepting the offer (facsimile copies of the Letter of Transmittal may be used to tender the Shares);

     3. The Letter to Shareholders of the Company from the Chief Executive Officer and Chairman of the Board of the Company accompanied by the Company's Solicitation/Recommendation Statement on Schedule 14D-9;

     4. A printed form of letter that may be sent to your clients for whose account you hold shares in your name or in the name of a nominee, with space provided for obtaining such clients, instructions with regard to the Offer;
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     5. Notice of Guaranteed Delivery with respect to Shares;

     6. Guidelines for the Internal Revenue Service Form W-9; and

     7. Return envelope addressed to U.S. Trust Company of New York, as Depositary.

   THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (I) THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER THAT NUMBER OF SHARES OF COMMON STOCK OF THE COMPANY (INCLUDING ASSOCIATED RIGHTS TO PURCHASE SERIES A JUNIOR PARTICIPATING PREFERRED STOCK) THAT WOULD REPRESENT AT LEAST A MAJORITY OF ALL OUTSTANDING SHARES ON THE DATE OF PURCHASE, (II) PURCHASER HAVING OBTAINED SUFFICIENT FINANCING ON TERMS AND CONDITIONS SATISFACTORY TO IT TO ENABLE CONSUMMATION OF THE OFFER AND THE MERGER AND (III) THE EXPIRATION OR TERMINATION OF ANY APPLICABLE WAITING PERIOD, AND THE OBTAINING OF ANY NECESSARY CONSENTS, UNDER THE HART-SCOTT-RODINO ANTITRUST IMPROVEMENTS ACT OF 1976, AS AMENDED, AND OTHER RELEVANT LAWS (INCLUDING, WITHOUT LIMITATION, CONSENT UNDER THE U.K. FAIR TRADING ACT OF 1973 AND THE CONSENT OF THE U.K. PERSONAL INVESTMENT AUTHORITY) BEFORE THE EXPIRATION DATE OF THE OFFER. THE OFFER IS ALSO SUBJECT TO THE SATISFACTION OF CERTAIN OTHER CONDITIONS. SEE
SECTION 14-- "CERTAIN CONDITIONS OF THE OFFER."

   WE URGE YOU TO CONTACT YOUR CLIENTS PROMPTLY. PLEASE NOTE THAT THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON FRIDAY, MAY 25, 2001, UNLESS EXTENDED.

   The Board of Directors of the Company has unanimously approved and adopted the Merger Agreement and the consummation by the Company of the transactions contemplated thereby. The Company's board determined that the offer and the merger and the purchase of the Shares contemplated by the offer, are advisable and fair to and in the best interests of the company and the stockholders of the company, and unanimously recommends that the stockholders of the Company accept the offer and tender their Shares pursuant to the offer.

   The Offer is being made pursuant to the Agreement and Plan of Merger dated as of April 15, 2001 (the "Merger Agreement"), among Parent, the Purchaser and the Company pursuant to which, as soon as practicable following the consummation of the Offer and the satisfaction or waiver of certain conditions, the Purchaser will be merged with and into the Company, with the Company surviving the Merger as a wholly-owned indirect subsidiary of Parent (the "Merger"). At the effective time of the Merger, each outstanding Share (other than Shares owned by Parent, the Purchaser or the Company or any subsidiary of Parent or the Company or by shareholders, if any, who are entitled to and properly exercise dissenters' rights under Delaware law) will be converted into the right to receive the price per Share paid pursuant to the Offer in cash, without interest thereon, as set forth in the Merger Agreement and described in the Offer to Purchase.

   In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (a) certificates for (or a timely Book-Entry Confirmation) (as defined in the Offer to Purchase) with respect to such Shares, (b) a Letter of Transmittal (or a manually signed facsimile thereof), properly completed, and duly executed, with any required signature guarantees, or, in the case of a book-entry transfer effected pursuant to the procedure set forth in Section 2 of the Offer to Purchase, an Agent's Message (as defined in the Offer to Purchase), and (c) any other documents required by the Letter of Transmittal. Accordingly, tendering shareholders may be paid at different times depending upon when certificates for Shares or Book-Entry Confirmations with respect to Shares are actually received by the Depositary. Under no circumstances will interest be paid on the purchase price of the Shares to be paid by the Purchaser, regardless of any extension of the Offer or any delay in making such payment.

   None of the Purchaser or Parent will pay any fees or commissions to any broker or dealer or other person (other than the Co-Dealer Managers, as described in the Offer to Purchase) in connection with the solicitation of tenders of Shares pursuant to the Offer. You will be reimbursed by the Purchaser upon request for customary mailing and handling expenses incurred by you in forwarding the enclosed Offering materials to your customers.

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   Questions and requests for additional copies of the enclosed material may be directed to the Information Agent or the Co-Dealer Managers at their respective addresses and telephone numbers set forth on the back cover of the enclosed Offer to Purchase.

                                          Very truly yours,

                                          Bear, Stearns & Co. Inc.
                                          Banc of America Securities LLC

   NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL RENDER YOU OR ANY OTHER PERSON THE AGENT OF THE PURCHASER, PARENT, THE DEPOSITARY, THE INFORMATION AGENT OR THE CO-DEALER MANAGERS OR AUTHORIZE YOU OR ANY OTHER PERSON TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION ON BEHALF OF ANY OF THEM WITH RESPECT TO THE OFFER NOT CONTAINED IN THE OFFER TO PURCHASE OR THE LETTER OF TRANSMITTAL.

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